EXHIBIT 99.(16)

POWER OF ATTORNEY

Each of the undersigned Trustee and/or officer of Baillie Gifford Funds (the “Trust”) and any series thereof (each, a “Fund”) hereby constitutes and appoints each of Michael Stirling-Aird, David Salter, Julie Paul, Lesley-Anne Archibald, Kelly Cameron, Lindsay Cockburn, Neil Riddell and Gareth Griffiths (in each case, with the foregoing list of appointees modified as may be required to avoid any individual appointing himself or herself by this instrument) and each of them singly, with full powers of substitution and resubstitution, his or her true and lawful attorney, with full power to each of them to sign for him or her, and in his or her name and in the capacities indicated below with respect to the Trust, the Registration Statement on Form N-14 of the Trust, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and the securities regulators of the appropriate states and territories, granting unto said attorneys, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney or his or her substitute lawfully could do or cause to be done by virtue hereof.

Name	Capacity	Date
/s/ Howard W. Chin Howard W. Chin	Trustee	October 2, 2025
/s/ Pamela M. J. Cox Pamela M. J. Cox	Trustee	October 2, 2025
/s/ John Kavanaugh John Kavanaugh	Trustee	October 2, 2025
/s/ Donald P. Sullivan Jr Donald P. Sullivan Jr	Trustee	October 2, 2025
/s/ Michael Stirling-Aird Michael Stirling-Aird	Trustee and President (Principal Executive Officer)	October 2, 2025
/s/ Lindsay Cockburn Lindsay Cockburn	Treasurer (Treasurer (Principal Financial and Accounting Officer)	October 2, 2025